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                                                                    EXHIBIT 99.1
                            JAG Media Holdings, Inc.

For Immediate Release:

Contacts:
Stephen J. Schoepfer, EVP & COO
JAG Media Holdings, Inc.
(888) 828-4174
steve@jagnotes.com

              JAG Media Holdings, Inc. Announces Status of Issuance of New Stock Certificates in Connection with Recapitalization

Boca Raton, FL, April 16, 2002 - JAG Media Holdings, Inc. (OTCBB: JGMAV) announced today an update regarding the status of the issuance of its new JAG Media Holdings, Inc. stock certificates in connection with the approved plan of recapitalization. With respect to all registered stockholders who obtained physical possession of their old JagNotes.com Inc. stock certificates and transmitted those certificates to the transfer agent for exchange, the Company's transfer agent has already issued the appropriate JAG Media Class A and Series 1 Class B certificates to such registered stockholders and commenced mailing these certificates on Friday April 12th.

With respect to all beneficial owners who did not certificate their position in JagNotes.com Inc. prior to the effectiveness of the recapitalization, brokers should have submitted to the Company's transfer agent the name and address of each beneficial owner and his share allocation. Upon receipt of such beneficial owner lists the transfer agent will issue the appropriate JAG Media Class A and Series 1 Class B certificates in the name of each beneficial owner, as required by the approved plan of recapitalization and Uniform Practice Advisory (UPC # 043-2002) issued by NASDAQ on April 3, 2002.

Beneficial owners should contact their brokers to confirm that their names and ownership interest in the Company are reflected on the beneficial owner lists that have been submitted by their broker to the transfer agent. Any beneficial owner whose name is not reflected on such list will not be issued a physical certificate evidencing his interest in JAG Media Holdings, Inc., as required by the approved plan of recapitalization.



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About JAG Media Holdings, Inc.

JAG Media Holdings, Inc. is a leading provider of Internet-based equities research and financial information that offers its subscribers a variety of stock market research, news, commentary and analysis, including "JAG Notes", the Company's flagship early morning consolidated research product. The Company also offers, through its wholly-owned subsidiary, JAG Company Voice LLC, its "Company Voice" service which provides publicly traded companies with production services and distribution for their corporate messages in streaming video/audio format. The Company's websites are located at www.jagnotes.com and www.thecompanyvoice.com.


Safe Harbor Statement - Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and may contain forward-looking statements, with words such as "Anticipate, "believe," "expect," "future," "may," "will," "should," "plan," "projected," "intend," and similar expressions to identify forward-looking statements. These statements are based on the Company's beliefs and the assumptions it made using information currently available to it. Because these statements reflect the Company's current views concerning future events, these statements involve risks, uncertainties and assumptions. The actual results could differ materially from the results discussed in the forward-looking statements. In any event, undue reliance should not be placed on any forward-looking statements, which apply only as of the date of this press release. Accordingly, reference should be made to the Company's periodic filings with the Securities and Exchange Commission.

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